As filed with the Securities and Exchange Commission on August 14, 2000
                                                           Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              ---------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              ---------------------

                                NEORX CORPORATION

             (Exact name of registrant as specified in its charter)

                 WASHINGTON                                   91-1261311
---------------------------------------------       -------------------------------
(State or other jurisdiction of incorporation       (I.R.S. Employer Identification
              or organization)                                  Number)

                            410 WEST HARRISON STREET
                         SEATTLE, WASHINGTON 98119-4007
                                 (206) 281-7001

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               RICHARD L. ANDERSON
                      PRESIDENT AND CHIEF OPERATING OFFICER
                                NEORX CORPORATION
                            410 WEST HARRISON STREET
                         SEATTLE, WASHINGTON 98119-4007
                                 (206) 281-7001

           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                              ---------------------
                                   Copies to:

                                 FAITH M. WILSON
                                PERKINS COIE LLP
                          1201 THIRD AVENUE, SUITE 4800
                         SEATTLE, WASHINGTON 98101-3099
                                 (206) 287-3237
                              ---------------------

       Approximate date of commencement of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

       If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

       If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

       If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

       If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                              ---------------------

                         CALCULATION OF REGISTRATION FEE

=============================================================================================================
  Title of Each Class                            Proposed Maximum     Proposed Maximum
  of Securities to Be       Amount to be        Aggregate Offering       Per Share           Amount of
      Registered          Registered (1)(2)         Price (3)        Offering Price (3)   Registration Fee
-------------------------------------------------------------------------------------------------------------
Common Stock, $.02 par     150,000 shares             $16.91             $2,536,500           $670.00
value .................
=============================================================================================================

(1) All 150,000 shares registered pursuant to this registration statement are to be offered by the selling shareholder.

(2) Includes an indeterminate number of additional shares of common stock as may from time to time be issuable by reason of stock splits, dividends and similar transactions, which shares are registered hereunder pursuant to Rule 416 under the Securities Act of 1993, as amended.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 on the basis of the average of the high and low selling prices of the Common Stock on August 9, 2000, as reported on the Nasdaq National Market.

                              ---------------------

       THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                 150,000 SHARES



                                NEORX CORPORATION

                              ---------------------

                                  COMMON STOCK

                              ---------------------



       Redington, Inc., the selling shareholder, is offering to sell up to 150,000 shares of NeoRx Corporation common stock with this prospectus. NeoRx Corporation will not receive any of the proceeds from sales of these shares by the selling shareholder.

       The selling shareholder acquired in a private placement transaction exempt from the registration requirements of federal securities laws a warrant to purchase, directly from us, 150,000 shares of NeoRx common stock. We are required to register the shares of common stock underlying the warrant under the terms of the Engagement Agreement dated as of October 14, 1999, between us and the selling shareholder. The selling shareholder can use this prospectus to sell to other purchasers some or all of the shares of common stock it will receive by exercising the warrant.

       Our common stock is traded on the Nasdaq National Market under the symbol "NERX." On August 9, 2000, the last sale price of the common stock, as reported on the Nasdaq National Market, was $16.75 per share.

       The selling shareholder may exercise the warrant and sell its shares of common stock from time to time on the Nasdaq National Market or otherwise. The selling shareholder may sell the shares received upon exercise of the warrant at prevailing market prices or at prices negotiated with purchasers. The selling shareholder will be responsible for any commissions or discounts due to brokers or dealers. The amount of those commissions or discounts cannot be known now because they will be negotiated at the time of the sales. We will pay all other offering expenses.

       BEFORE BUYING ANY SHARES YOU SHOULD READ THE DISCUSSION OF MATERIAL RISKS OF INVESTING IN COMMON STOCK IN "RISK FACTORS" BEGINNING ON PAGE 1.

                              ---------------------

       NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              ---------------------

                 The date of this Prospectus is           , 2000

                                TABLE OF CONTENTS

RISK FACTORS.......................................................................................1

FORWARD-LOOKING STATEMENTS.........................................................................6

WHERE YOU CAN FIND MORE INFORMATION................................................................7

INCORPORATION OF INFORMATION WE FILE WITH THE SEC..................................................7

USE OF PROCEEDS....................................................................................8

DIVIDEND POLICY....................................................................................8

SELLING SHAREHOLDER................................................................................8

PLAN OF DISTRIBUTION..............................................................................10

VALIDITY OF COMMON STOCK..........................................................................11

EXPERTS...........................................................................................11

       WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. YOU SHOULD NOT RELY ON ANY INFORMATION OR REPRESENTATIONS OTHER THAN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE COMMON STOCK. IT IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES IF THE OFFER OR SOLICITATION WOULD BE UNLAWFUL. THE AFFAIRS OF NEORX CORPORATION MAY HAVE CHANGED SINCE THE DATE OF THIS PROSPECTUS. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS CORRECT AT ANY TIME SUBSEQUENT TO ITS DATE.

                                  RISK FACTORS

       IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, YOU SHOULD CAREFULLY READ AND CONSIDER THE FOLLOWING RISK FACTORS BEFORE PURCHASING OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED. IN SUCH CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

WE EXPECT TO CONTINUE TO OPERATE AT A LOSS, AND WE MAY NEVER BECOME PROFITABLE

       We have not been profitable since our inception on May 11, 1984, and we cannot be certain that we will ever achieve and sustain profitability. To date, we have been engaged in research and development activities and have not generated any revenues from product sales. The process of developing our products will require significant research and development, preclinical testing and clinical trials, as well as regulatory approvals. We expect these activities, together with our general and administrative expenses, to result in operating losses for the foreseeable future. Our ability to achieve profitability will depend, in part, on our ability to successfully complete development of our proposed products and on our ability to successfully obtain required regulatory approvals and manufacture and market our products. We do not expect that any proposed product which is currently in research and development will be commercially available for at least several years, if ever.

WE MAY NEED TO RAISE ADDITIONAL CAPITAL WHICH MAY NOT BE AVAILABLE

       Based on our current operating plan, we believe that our working capital will be sufficient to satisfy our capital requirements through at least the third quarter of 2001. This belief is based on certain assumptions which may prove to be incorrect. Substantial additional capital will be required for our operations. We intend to seek additional financing, which may take the form of public or private financings, including equity financings, which would be dilutive to existing shareholders, and through other arrangements, including relationships with corporate partners for the development of certain of our products. We may not be able to obtain such additional capital or enter into relationships with corporate partners on a timely basis, on favorable terms, or at all. If adequate funds are not available, we may be required to delay, reduce or eliminate expenditures for certain of our programs or products or to enter into relationships with corporate partners to develop or commercialize products or technologies that we would otherwise seek to develop or commercialize independently.

OUR POTENTIAL PRODUCTS MUST UNDERGO RIGOROUS CLINICAL TESTING AND REGULATORY APPROVALS, WHICH COULD SUBSTANTIALLY DELAY OR PREVENT US FROM MARKETING ANY PRODUCTS

       Before obtaining regulatory approvals for the commercial sale of any of our proposed products, the products will be subjected to extensive preclinical and clinical testing to demonstrate their safety and efficacy in humans. Results of initial preclinical and clinical testing of products under development are not necessarily indicative of results that will be obtained from subsequent or more extensive preclinical and clinical testing. Furthermore, we cannot be certain that clinical trials of products under development will be completed or will demonstrate the safety and efficacy of such products at all, or to the extent necessary to obtain regulatory approvals. Companies in the biotechnology industry have suffered significant setbacks in advanced clinical trials, even after achieving promising results in earlier trials. The failure to adequately demonstrate the safety and efficacy of a therapeutic product under development could delay or prevent regulatory approval of such product.

       The rate of completion of clinical trials depends on, among other factors, the enrollment of patients. Patient enrollment is a function of many factors, including the size of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the study and the existence of competitive clinical trials. Difficulty attaining planned patient enrollment in our current clinical trials or future clinical trials may result in increased costs, program delays or both.

WE MAY NOT BE ABLE TO OBTAIN GOVERNMENT APPROVAL IN A TIMELY MANNER TO MARKET AND SELL OUR POTENTIAL PRODUCTS OR APPROVAL MAY BE WITHDRAWN

       The manufacture and marketing of our proposed products and our research and development activities are subject to regulation for safety, efficacy and quality by numerous government authorities in the United States and other countries. Clinical trials, manufacturing, and marketing are subject to the rigorous testing and approval processes of the U.S. Food and Drug Administration, commonly referred to as the FDA, and equivalent foreign regulatory authorities. Clinical trials and regulatory approvals can take a number of years to accomplish and require the expenditure of substantial resources. It may not be possible to start or successfully complete clinical trials within any specified time period. Delays in obtaining approvals can occur for a number of reasons, including our failure to obtain necessary supplies of finished products, monoclonal antibodies or other materials or the failure to attract a sufficient number of available patients to support the claims necessary for regulatory approvals.

       The FDA approval process is typically lengthy and expensive, and approval is never certain. Because of the risks and uncertainties in biochemical development, our potential products could take a significantly longer time to gain regulatory approvals than we expect or may never gain FDA approval. If we do not receive these necessary approvals from the FDA, we will not be able to generate substantial revenues and will not become profitable. We may encounter significant delays or excessive costs in our efforts to secure regulatory approvals. FDA approvals may not be obtained on a timely basis, if at all, and any approvals granted may cover less than all of the clinical indications for which we sought approval or may contain significant limitations in the form of warnings, precautions or contraindications with respect to conditions of use. Delays in obtaining, or the imposition of limitations upon, FDA approvals would adversely affect or prevent the marketing of products developed by us and our ability to receive royalty or other product revenues. The manufacture and marketing of our products would, after approval, be subject to continuing FDA review, and later discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions, including potential withdrawal of the product from the market. In addition, U.S. federal and state agencies and congressional committees have expressed interest in further regulation of biotechnology. We are unable to estimate the extent and impact of regulation in the biotechnology field resulting from any future federal, state or local legislation or administrative action.

       For clinical investigation and marketing outside the United States, we and our potential collaborative partners also are subject to foreign regulatory requirements. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary widely among countries and can involve additional testing. The time required to obtain approval may differ from that required to obtain FDA approvals. The foreign regulatory approval processes include all of the risks associated with obtaining FDA approvals set forth above, and approval by the FDA does not ensure approval by the health authorities of any other country.

WE ARE DEPENDENT ON SUPPLIERS FOR THE TIMELY DELIVERY OF MATERIALS AND SERVICES AND WE HAVE EXPERIENCED, AND MAY EXPERIENCE IN THE FUTURE, INTERRUPTIONS IN SUPPLY

       We depend on the timely delivery from suppliers of certain materials and services. In connection with our research, preclinical studies and clinical trials, we periodically have experienced interruption in the supply of Holmium-166 and monoclonal antibodies. Interruptions in these and other supplies could occur in the future. We, together with our potential partners, will need to develop sources for commercial quantities of Holmium-166 and Yttrium-90, the bone seeking agent radionuclides used in our Skeletal Targeted Radiatherapy
(STR) products, for the proposed cancer therapeutic products and for the antibody, streptavidin and clearing agent used in our PRETARGET(R) products. We or our potential partners may be unable to develop such sources.

       In February 2000, we engaged International Isotopes, Inc. to build a manufacturing facility for our STR product for Phase III clinical trials. International Isotopes will be responsible for all aspects of the manufacture of STR, including process qualification, quality control, packaging and shipping, from its Denton, Texas radiopharmaceutical facility. Should International Isotopes be unable to perform its contractual responsibilities effectively, it could have a material adverse effect on our business. In addition, we currently have an arrangement with the University of Missouri research reactor facility group (MURR) and ABC Labs to produce Holmium-166, a critical element utilized in our STR product for Phase III clinical trials. MURR currently is responsible for the manufacture of Holmium-166, including process qualification, quality control, packaging and shipping, from its Columbia, Missouri reactor facility. Should MURR be unable to perform these responsibilities effectively, it could have a material adverse effect on our business. We intend to move forward to negotiate a long-term supply contract with MURR. If we are unable to negotiate a long-term contract in a timely fashion upon satisfactory terms, or if MURR is unable or unwilling to perform its services under such contract in a satisfactory manner, our business likewise could be adversely affected.

IF WE FAIL TO NEGOTIATE AND MAINTAIN COLLABORATIVE ARRANGEMENTS WITH THIRD PARTIES, OUR MANUFACTURING, SALES AND MARKETING ACTIVITIES MAY BE DELAYED OR REDUCED

       We have no experience in commercial manufacturing, sales, marketing or distribution. In most cases, our strategy for commercialization of our potential products requires entering into various arrangements with corporate collaborators, licensors, licensees and others to manufacture, distribute and market such products. In addition, we rely on collaborative arrangements with third parties to conduct necessary clinical trials outside of the United States. As a result, we depend on the successful performance of third parties. Although we believe that parties to our existing and any future arrangements will have an economic incentive to perform for us effectively, their activities will not be within our control.

       We cannot assure you that we will be successful in maintaining our existing relationships or that we will be able to negotiate additional collaborative arrangements in the future. The absence, suspension or termination of current or future relationships with collaborative partners could have a material adverse effect on the development of our business, financial condition and results of operations. In the biotechnology industry, termination of relationships, for any reason, has been known to cause material adverse impacts on a company's share price.

UNCERTAINTIES REGARDING HUMAN IMMUNE RESPONSE TO FOREIGN PROTEINS MAY LIMIT THE EFFECTIVENESS OF OUR PROPOSED CANCER THERAPY PRODUCTS

       We plan to use monoclonal antibodies coupled to streptavidin (a protein of bacterial origin) in our PRETARGET(R) cancer therapy products. These molecules appear as foreign proteins to the human immune system, which develops its own antibody in response. We plan to use humanized antibodies, where needed, to minimize the "human anti-mouse antibody" (HAMA) response which otherwise might restrict the number of doses that can be safely or effectively administered, thus limiting the product's efficacy. The "human anti-streptavidin antibody" (HASA) response may also limit the number of doses. We believe that modifying streptavidin may reduce HASA. Although we may utilize humanized antibodies and are modifying streptavidin, we cannot be certain that either would reduce the extent to which HASA and HAMA may limit the effectiveness of our cancer therapy products.

WE FACE SUBSTANTIAL COMPETITION IN THE DEVELOPMENT OF CANCER THERAPIES AND MAY NOT BE ABLE TO SUCCESSFULLY COMPETE AND OUR POTENTIAL PRODUCTS MAY BE RENDERED OBSOLETE BY RAPID TECHNOLOGICAL CHANGE

       The competition for development of cancer therapies is intense. There are numerous competitors developing products to treat each of the diseases for which we are seeking to develop products. Some competitors have adopted product development strategies targeting cancer cells with monoclonal antibodies. Many emerging companies, including but not limited to IDEC Pharmaceuticals, Cytogen Corp. and Coulter Pharmaceuticals, have corporate partnership arrangements with large, established companies to support research, development and commercialization efforts of products that may be competitive with those which we are developing. In addition, a number of established pharmaceutical companies, including, but not limited to SmithKline Beecham, Nycomed Amersham, Mallinkrodt, Inc. and Bristol-Myers Squibb, are developing proprietary technologies or have enhanced their capabilities by entering into arrangements with, or acquiring, companies with proprietary monoclonal antibody-based technology or other technologies applicable to the treatment of cancer. Many of our existing or potential competitors have or have access to substantially greater financial, research and development, marketing and production resources than we do and may be better equipped than us to develop, manufacture and market competing products. Our competitors may have, or may develop and introduce, new products that would render our technology and products under development less competitive, uneconomical or obsolete.

We also expect to face increasing competition from universities and other non-profit research organizations. These instructions carry out a significant amount of research and development in the field of antibody-based technology. These institutions are becoming increasingly more aware of the commercial value of their findings and more active in seeking patent and other proprietary rights, as well as licensing revenues.

OUR SUCCESS IS DEPENDENT UPON OUR ABILITY TO EFFECTIVELY PROTECT OUR PATENTS AND PROPRIETARY RIGHTS, WHICH WE MAY NOT BE ABLE TO DO

       The patent position of biotechnology firms is generally highly uncertain and involves complex legal and factual questions. Currently, no consistent policy has emerged regarding the breadth of claims allowed in biotechnology patents. Products and processes important to us are subject to this uncertainty. Accordingly, we cannot be certain that our patent applications will result in additional patents being issued or that, if issued, patents will afford protection against competitors with similar technology. We cannot be certain that any patents issued to us will not be infringed by or designed around by others or that others will not obtain patents that we would need to license or design around. Moreover, the technology applicable to our products is developing rapidly. Research institutes, universities and biotechnology companies, including our competitors, have filed applications for, or have been issued, numerous patents and may obtain additional patents and proprietary rights relating to products or processes competitive with or relating to ours. The scope and validity of such patents, the extent to which we may be required to obtain licenses thereunder or under other proprietary rights and the cost and availability of licenses, are unknown. To the extent licenses are required, they may not be available on commercially reasonable terms, if at all. We also rely on unpatented proprietary technology. Others may independently develop substantially equivalent proprietary information and techniques or gain access to our proprietary technology or disclose such technology. We may not be able to meaningfully protect our rights in such unpatented proprietary technology.

PRODUCT LIABILITY CLAIMS IN EXCESS OF THE AMOUNT OF OUR INSURANCE WOULD ADVERSELY AFFECT OUR FINANCIAL CONDITION

       The testing, manufacturing, marketing and sale of the human healthcare products which we have under development entail an inherent risk that product liability claims will be asserted against us. Although we are insured against such risks up to a $10 million annual aggregate limit in connection with clinical trials and commercial sales of our products under development, we cannot be certain that our present product liability insurance is adequate. A product liability claim in excess of our insurance coverage could have a material adverse effect on us and may prevent us from obtaining product liability insurance in the future on affordable terms. In addition, we cannot be certain that product liability coverage will continue to be available in sufficient amounts or at an acceptable cost.

OUR USE OF RADIOACTIVE AND OTHER HAZARDOUS MATERIALS EXPOSES US TO THE RISK OF MATERIAL ENVIRONMENTAL LIABILITIES, AND WE MAY INCUR SIGNIFICANT ADDITIONAL COSTS TO COMPLY WITH ENVIRONMENTAL LAWS IN THE FUTURE

       Our research and development and clinical manufacturing processes involve the controlled use of small amounts of hazardous and radioactive materials. As a result, we are subject to foreign, federal, state and local laws, rules, regulations and policies governing the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of certain materials and wastes in connection with our research and development activities and our manufacturing of clinical trial materials. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by such laws and regulations, we may be required to incur significant costs to comply with environmental and health and safety regulations in the future. Further, the risk of accidental contamination or injury from hazardous and radioactive materials cannot be completely eliminated. In the event of such an accident, we could be held liable for any resulting damages, and any such liability could exceed our resources.

EVEN IF WE BRING PRODUCTS TO MARKET, CHANGES IN HEALTH CARE REIMBURSEMENT COULD ADVERSELY AFFECT OUR ABILITY TO EFFECTIVELY PRICE OUR PRODUCTS OR OBTAIN ADEQUATE REIMBURSEMENT FOR SALES OF OUR PRODUCTS

       The levels of revenues and profitability of pharmaceutical companies may be affected by the continuing efforts of government and third-party payors to contain or reduce the costs of healthcare through various means. For example, in certain foreign markets pricing or profitability of prescription pharmaceuticals is subject to governmental control. In the United States, there have been, and we expect that there will continue to be, a number of federal and state proposals to implement similar governmental controls. It is uncertain what legislative proposals will be adopted or what actions federal, state or private payors for healthcare goods and services may take in response to any healthcare reform proposals or legislation. Even in the absence of statutory change, market forces are changing the healthcare sector. We cannot predict the effect healthcare reforms may have on our business, and we cannot be certain that any such reforms will not have a material adverse effect on us. Further, to the extent that such proposals or reforms have a material adverse effect on the business, financial condition and profitability of other pharmaceutical companies that are prospective collaborators for certain of our potential products, our ability to commercialize our products under development may be adversely affected. In addition, both in the United States and elsewhere, sales of prescription pharmaceuticals depend in part on the availability of reimbursement to the consumer from third-party payors, such as governmental and private insurance plans. Third-party payors are increasingly challenging the prices charged for medical products and services. If we succeed in bringing one or more products to market, we cannot be certain that these products will be considered cost-effective and that reimbursement to the consumer will be available or will be sufficient to allow us to sell our products on a competitive or profitable basis.

THE LOSS OF KEY EMPLOYEES COULD ADVERSELY AFFECT OUR OPERATIONS

       Our success will depend in part on the efforts of certain key scientists and management personnel. Because of the specialized nature of our business, our ability to maintain our competitive position will depend in part on our ability to attract and retain qualified personnel. Competition for such personnel is intense. We cannot be certain that we will be able to hire sufficient qualified personnel on a timely basis or retain such personnel. The loss of key management or scientific personnel could have a material adverse effect on our business. We do not maintain key person insurance on any of our scientists or management personnel.

OUR STOCK PRICE IS VOLATILE AND, AS A RESULT, YOU COULD LOSE SOME OR ALL OF YOUR INVESTMENT

       There has been a history of significant volatility in the market prices of securities of pharmaceutical and biotechnology companies, including our common stock, and it is likely that the market price of our common stock will continue to be highly volatile. Announcements by us or our competitors concerning acquisitions, technological innovations or new commercial products, results of clinical trials, developments concerning patents, proprietary rights and potential infringement, and the expense and time associated with obtaining government approvals for marketing of our products may have a significant effect on our business and on the relative market price of our common stock. In addition, public concern about the safety of the products we develop, comments by securities analysts, and general market conditions may have a significant effect on the market price of our common stock. The realization of any of these risks could have a material adverse impact on the market price of our common stock and may result in a loss of some, or even all of your investment.

       In the past, securities class action litigation has often been brought against companies following periods of volatility in their stock prices. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert our management's time and resources, which could cause our business to suffer.

CERTAIN PROVISIONS IN OUR RESTATED ARTICLES OF INCORPORATION AND WASHINGTON STATE LAW COULD DISCOURAGE A CHANGE OF CONTROL OF NEORX

       Our restated articles of incorporation authorize our board of directors to issue up to 3,000,000 shares of preferred stock and to determine the price, rights, preference, privileges and restrictions, including voting rights, of those shares without any further vote or action by our shareholders. The issuance of preferred stock could have the effect or delaying, deferring or preventing a change of control of NeoRx, even if this change would benefit our shareholders. In addition, the issuance of preferred stock may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock.

       We have adopted a shareholder' rights plan intended to protect the rights of shareholders by deterring coercive or unfair takeover tactics. The board of directors declared a dividend to holders of our common stock of one preferred share purchase right for each outstanding share of the common stock. The right is exercisable 10 days following the offer to purchase or acquisition of beneficial ownership of 20% of the outstanding common stock by a person or group of affiliated persons. Each right entitles the registered holder, other than the acquiring person or group, to purchase from NeoRx one-hundredth of one share of Series A Junior Participating Preferred Stock at the price of $40, subject to adjustment. The rights expire April 10, 2006. In lieu of exercising the right by purchasing one one-hundredth of one share of Series A

Preferred Stock, the holder of the right, other than the acquiring person or group, may purchase for $40 that number of shares of our common stock having a market value of twice that price.

       Washington law imposes restrictions on some transactions between a corporation and significant shareholders. Chapter 23B.19 of the Washington Business Corporation Act prohibits a target corporation, with some exceptions, from engaging in particular significant business transactions with an acquiring person, which is defined as a person or group of persons that beneficially owns 10% or more of the voting securities of the target corporation, for a period of five years after the acquisition, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation's board of directors prior to the acquisition. Prohibited transactions include, among other things:

       - a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from the acquiring person;

       - termination of 5% or more of the employees of the target corporation; or

       - receipt by the acquiring person of any disproportionate benefit as a shareholder.

       A corporation may not opt out of this statute. This provision may have the effect of delaying, deterring or preventing a change in control of NeoRx.

PROBLEMS RELATED TO THE YEAR 2000 ISSUE COULD ADVERSELY AFFECT OUR BUSINESS

       Prior to January 1, 2000, we devoted substantial resources in an effort to ensure that our proprietary software, the third-party software on which we rely, and the underlying systems and protocols did not contain errors or defects associated with Year 2000 date functions. Since January 1, 2000, we have not experienced any disruption to our business as a result of any Year 2000 problems or otherwise. If problems do arise, they could adversely affect our business.

                           FORWARD-LOOKING STATEMENTS

       Any statement in this prospectus that is not a historical fact should be considered a forward-looking statement. Forward-looking statements are based on our current expectations, assumptions, estimates and projections about us and our industry. When used in this prospectus, the words "expects," "anticipates," "estimates" and "intends" and similar expressions are intended to identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of numerous factors, as more fully described in "Risk Factors" and elsewhere in this prospectus. You should not unduly rely on these forward-looking statements, which apply only as of the date of this prospectus.

                       WHERE YOU CAN FIND MORE INFORMATION

       We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information, regarding issuers, including us, that file documents with the SEC electronically. You can also inspect our SEC filings at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington DC 20006.

       This prospectus is a part of a registration statement on Form S-3 that we filed with the SEC with respect to the common stock offered by this prospectus. This prospectus does not contain all the information that is in the registration statement. We omitted certain parts of the registration statement as allowed by the SEC. We refer you to the registration statement and its exhibits for further information about us and the common stock offered by the selling shareholder.

                INCORPORATION OF INFORMATION WE FILE WITH THE SEC

       The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

       -      our Annual Report on Form 10-K for the year ended December 31,
              1999;

       - our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000; and

       -      our Proxy Statement for the 2000 Annual Meeting of Shareholders.

       You may request a copy of these filings, at no cost, by writing to or telephoning us at the address below. However, we will not provide copies of the exhibits to these filings unless we specifically incorporated by reference the exhibits in this prospectus.

                                 Melinda G. Kile
                                   Controller
                                NeoRx Corporation
                            410 West Harrison Street
                         Seattle, Washington 98119-4007
                                 (206) 286-2501

                                 USE OF PROCEEDS

       We will not receive any of the proceeds from the sale of our common stock offered in this prospectus.

                                 DIVIDEND POLICY

       We have never paid dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future.

                               SELLING SHAREHOLDER

       We are registering all 150,000 shares covered by this prospectus on behalf of Redington, Inc., the selling shareholder. We issued the selling shareholder, in a private placement transaction, a warrant to purchase 150,000 shares of NeoRx Corporation common stock directly from us. We have registered the shares to permit the selling shareholder and its pledgees, donees, transferees or other successors in interest that receive their shares from the selling shareholder as a gift, partnership distribution or another nonsale-related transfer after the date of this prospectus to resell the shares when they deem appropriate.

       We issued the warrant to the selling shareholder in partial consideration for investor relations services provided to us by the selling shareholder. The selling shareholder has represented that it acquired the warrant, and will upon exercise of the warrant acquire the shares, for investment and with no present intention of distributing those shares. We agreed in the warrant to prepare and file a registration statement to register the shares upon written demand of the selling shareholder. Under the terms of the registration agreement between us and the selling shareholder, we agreed to pay all expenses, other than fees and expenses of any counsel or other experts engaged by the selling shareholder and underwriting discounts and commissions and brokerage commissions and fees. The selling shareholder delivered a written request for registration to us on July 11, 2000. Accordingly, in recognition of the fact that the selling shareholder, even though it purchased the warrant and shares without a view to distribution, may wish to exercise the warrant and be legally permitted to sell the shares when it deems appropriate, we filed with the SEC a registration statement on Form S-3. This prospectus is a part of that registration statement. We have also agreed to prepare and file any amendments and supplements to the registration statement as may be necessary to keep the registration statement effective until the earlier of:

       -      October 15, 2001; or

       - the date on which the shares offered in this prospectus may be resold by the selling shareholder by reason of Rule 144 under the Securities Act of 1933, as amended, or any other rule of similar effect.

       The following table sets forth the number of shares of common stock owned beneficially by the selling shareholder before and after this offering and the number of shares which may be offered pursuant to this prospectus. This information is based on information provided by the selling shareholder. There are currently no agreements, arrangements or understandings with respect to the sale of any of the shares. The shares are being registered to permit public secondary trading of the shares, and the selling shareholder may offer the shares for resale from time to time.

                               SHARES BENEFICIALLY                                         SHARES BENEFICIALLY
                             OWNED PRIOR TO OFFERING                                      OWNED AFTER OFFERING(1)
                             ------------------------    NUMBER OF SHARES                 -----------------------
          NAME               NUMBER        PERCENT(2)     BEING OFFERED                   NUMBER         PERCENT
          ----               ------        ----------     -------------                   ------         --------
Redington, Inc.              152,000           *             150,000                      2,000          *

----------
*      Less than 1%
(1) Assumes the sale of all shares offered in this prospectus and no other purchases or sales of our common stock.
(2) Applicable percentage of ownership is based on 23,573,579 shares of our common stock outstanding on July 21, 2000.

                              PLAN OF DISTRIBUTION

       The common stock offered by this prospectus may be sold from time to time by the selling shareholder, or by its pledgees, donees, transferees or other successors in interest. We will pay all costs, expenses and fees in connection with the registration of the common stock offered by this prospectus. The selling shareholder must pay all brokerage commissions and similar selling expenses, including fees and expenses of counsel to the selling shareholder, relating to the sale of the shares. The selling shareholder may sell its shares on the Nasdaq National Market or otherwise, at market prices or at negotiated prices. It may sell shares by one or a combination of the following:

       - a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

       - purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

       - an exchange distribution in accordance with the rules of an exchange;

       - ordinary brokerage transactions and transactions in which a broker solicits purchasers; and

       - in open-market transactions in reliance on Rule 144 under the Securities Act of 1933, provided it meets the requirements of that rule.

       The selling shareholder may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling shareholder. The selling shareholder also may sell shares short and redeliver the shares to close out short positions. The selling shareholder may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer the shares under this prospectus. The selling shareholder also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the loaned shares, or upon default the broker-dealer may sell the pledged shares under this prospectus.

       In effecting sales, brokers or dealers engaged by the selling shareholder may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the selling shareholder in amounts to be negotiated prior to the sale. The selling shareholder and any broker-dealers that participate in the distribution may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any proceeds or commissions received by them, and any profits on the resale of shares sold by broker-dealers, may be deemed to be underwriting discounts and commissions. Because the selling shareholder may be deemed to be an underwriter, it will be subject to the prospectus delivery requirements of the Securities Act of 1933. In addition, any securities covered by this prospectus which qualify for sale under Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling shareholder has advised us that they it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares.

       The selling shareholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving shares of the common stock against certain liabilities, including liabilities arising under the Securities Act of 1933.

       The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in some states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and complied with.

       Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling shareholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling shareholder. We will make copies of this prospectus available to the selling shareholder and have informed it of the need to deliver copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

       We have the right, upon written notice to the selling shareholder, to require the selling shareholder to suspend open market offers and sales of the shares if our board of directors reasonably determines that there is a significant business purpose for such suspension. We have agreed to give the selling shareholder notice of any such suspension and to use our best efforts to limit such suspensions to two 60-day periods in any 365-day period.

       If the selling shareholder notifies us that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange, distribution or secondary distribution or a purchase by a broker or dealer, we will file a prospectus supplement, if required by Rule 424 under the Securities Act of 1933, setting forth:

       - the name of the selling shareholder and the participating broker-dealers;

       -      the number of shares involved;

       -      the price at which the shares were sold;

       - the commissions paid or discounts or concessions allowed to the broker-dealers, where applicable;

       - a statement to the effect that the broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

       -      any other facts material to the transaction.

                            VALIDITY OF COMMON STOCK

       Certain legal matters in connection with the common stock offered by this prospectus have been passed upon for us by Perkins Coie LLP, Seattle, Washington.

                                     EXPERTS

       Our financial statements as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

       The following table sets forth the costs and expenses, other than underwriting discounts payable, by the registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the Nasdaq National Market additional listing fee.


       SEC registration fee                                       $      670
       Legal fees and expenses                                    $   10,000
       Accounting fees and expenses                               $    5,000
       Miscellaneous fees and expenses                            $    2,500
                                                                  ----------
       Total                                                      $   18,170

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

       Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). Article XIII of the registrant's restated articles of incorporation and Section 12 of the registrant's bylaws provide for indemnification of the registrant's directors, officers, employees and agents to the maximum extent permitted by Washington law and provide the directors and officers of the registrant also may be indemnified against liability they may incur for serving in those capacities pursuant to a liability insurance policy maintained by the registrant for such purpose.

       Section 23B.08.320 of the Washington Business Corporation Act authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article XII of the registrant's restated articles of incorporation contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director's liability to the registrant and its shareholders.

ITEM 16.  EXHIBITS

       4.1 Article V and Article VI of the Restated Articles of Incorporation of NeoRx Corporation (incorporated herein by reference to Exhibit 3.1(e) of the Company's Form 10-K for the fiscal year ended December 31, 1996)

       4.2 Section 1 and Section 4 of the Restated Bylaws of NeoRx Corporation (incorporated herein by reference to Exhibit 3.2 of the Company's Form 10-K for the fiscal year ended December 31,
              1997)

       5.1 Opinion of Perkins Coie LLP, counsel to the registrant, regarding the legality of the common stock

       23.1   Consent of KPMG LLP, independent certified public accountants

       23.2 Consent of Perkins Coie LLP (contained in the opinion filed as Exhibit 5.1 hereto)

       24.1   Power of attorney (contained on signature page)

ITEM 17.  UNDERTAKINGS

       A.     The undersigned registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

       D. The undersigned registrant hereby undertakes that:

              (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

              (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of Seattle, State of Washington, on the 26th day of July 2000.

                                   NeoRx CORPORATION



                                   /s/ Richard L. Anderson
                                   ---------------------------------------------
                                   By: Richard L. Anderson, President and Chief Operating Officer

                                POWER OF ATTORNEY

       Each person whose individual signature appears below hereby authorizes Richard L. Anderson and Paul G. Abrams, or either of them, as attorneys-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this registration statement, including any and all post-effective amendments, and any related Rule 462(b) registration statement and any amendment thereto.

       Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on the 26th day of July 2000.


      SIGNATURE                                       TITLE
      ---------                                       -----
      /s/ Fred B. Craves, Ph.D.
      -------------------------------------
      Fred B. Craves, Ph.D.                           Chairman of the Board

      /s/ Paul G. Abrams, M.D., J.D.
      ------------------------------
      Paul G. Abrams, M.D., J.D.                      Chief Executive Officer and Director

      /s/ Jack L. Bowman
      -------------------------------------           Director
      Jack L. Bowman

      /s/ Alan A. Steigrod
      -------------------------------------           Director
      Alan A. Steigrod

      /s/ Carl S. Goldfischer, M.D.
      -------------------------------------           Director
      Carl S. Goldfischer, M.D.

      /s/ E. Rolland Dickson, M.D.
      -------------------------------------           Director
      E. Rolland Dickson, M.D.

                                  EXHIBIT INDEX

        Exhibit
        Number
          4.1              Article V and Article VI of the Restated Articles of
                           Incorporation of NeoRx Corporation (incorporated herein by reference to Exhibit 3.1(e) of the Company's Form 10-K for the fiscal year ended December 31, 1996)
          4.2              Section 1 and Section 4 of the Restated Bylaws of NeoRx
                           Corporation (incorporated herein by reference to Exhibit 3.2 of the Company's Form 10-K for the fiscal year ended December
                           31, 1997)
          5.1              Opinion of Perkins Coie LLP, counsel to the registrant, regarding the legality of the common stock
          23.1             Consent of KPMG LLP, independent certified public accountants
          23.2             Consent of Perkins Coie LLP (contained in Exhibit 5.1)
          24.1             Power of attorney (contained on signature page)